UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ATRIX LABORATORIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
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☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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4) Date Filed:

ATRIX LABORATORIES, INC.

Dear Stockholder:

      On behalf of the board of directors, I invite you to attend the Annual Meeting of Stockholders of Atrix Laboratories, Inc. to be held on May 2, 2004 at 10:00 a.m. local time at The Fort Collins Marriott, 350 East Horsetooth Road, Fort Collins, Colorado.

      The formal business to be conducted at the meeting is described in the notice that follows this letter. We will also review 2003, discuss expectations for the future and will be available to answer your questions during the meeting and afterward.

      We rely upon all stockholders to execute and return their proxies promptly in order to avoid costly proxy solicitation. You may also vote your shares electronically through the Internet or by telephone. This will eliminate the need to return your proxy card. Instructions for Internet and telephone voting are on your proxy card. Returning your proxy will not prevent you from voting in person, but it will assure that your vote is counted if you are unable to attend the meeting.

      I look forward to seeing you on May 2, 2004 at 10:00 a.m.

Sincerely,

David R. Bethune
Chairman of the Board and
Chief Executive Officer

April 5, 2004

Atrix Laboratories, Inc.

Principal Executive Office: 2579 Midpoint Drive, Fort Collins, Colorado 80525
Tel: (970) 482-5868 Fax: (970) 482-9735

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on Sunday, May 2, 2004 at 10:00 a.m.

      The Annual Meeting of Stockholders of Atrix Laboratories, Inc. will be held at The Fort Collins Marriott, 350 East Horsetooth Road, Fort Collins, Colorado, on Sunday, May 2, 2004 at 10:00 a.m. local time, for the following purposes:

1.	To elect directors;

2.	To consider and vote upon a proposal to increase by 500,000 the number of shares of common stock reserved for issuance under our 2000 Stock Incentive Plan;

3.	To ratify the selection of Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending December 31, 2004; and

4.	To transact such other business as may properly come before the meeting or any adjournments of the meeting.

      The foregoing items of business are more fully described in the proxy statement accompanying this notice. Stockholders who owned shares of our common stock at the close of business on March 26, 2004 are entitled to notice of, and to vote at, the meeting.

      All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote your shares as soon as possible.

By Order of the Board of Directors

David R. Bethune
Chairman of the Board and
Chief Executive Officer

Fort Collins, Colorado

Dated: April 5, 2004

TO ASSURE THAT YOUR VOTE IS RECORDED PROMPTLY, PLEASE VOTE AS SOON AS POSSIBLE, EVEN IF YOU PLAN TO ATTEND THE MEETING. MOST STOCKHOLDERS HAVE THREE OPTIONS FOR SUBMITTING THEIR VOTE: (1) VIA THE INTERNET AT WWW.VOTEPROXY.COM; (2) BY PHONE (PLEASE SEE YOUR PROXY CARD FOR INSTRUCTIONS) OR (3) BY MAIL, USING THE PAPER PROXY CARD.

i

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the board of directors of Atrix Laboratories, Inc., a Delaware corporation, for use at our Annual Meeting of Stockholders to be held on May 2, 2004, and at any adjournment, continuation or postponement of the meeting.

      A number of abbreviations are used in the proxy statement. We refer to the company as “Atrix” or “we,” “us” or “our.” The term “proxy solicitation materials” includes this proxy statement, as well as the enclosed proxy card. References to “fiscal 2003” and “fiscal 2004” mean our 2003 fiscal year which began on January 1, 2003 and ended on December 31, 2003 and our 2004 fiscal year which began on January 1, 2004 and ends on December 31, 2004, respectively. Our 2004 Annual Meeting of Stockholders is simply referred to as the “meeting.”

      Our principal executive office is located at 2579 Midpoint Drive, Fort Collins, Colorado 80525, and the telephone number is (970) 482-5868.

      These proxy solicitation materials are being mailed on or about April 5, 2004 to all stockholders entitled to vote at the meeting.

Record Date and Shares Outstanding

      Stockholders who owned shares of our common stock at the close of business on March 26, 2004, referred to as the record date, are entitled to notice of, and to vote at, the meeting. At the record date, we had 21,652,533 shares of common stock issued and outstanding.

Revoking Your Proxy

      You may revoke your proxy at any time prior to the date of the meeting by: (1) submitting a later-dated vote, in person at the meeting, via the Internet, by telephone or by mail, or (2) delivering instructions to the attention of Investor Relations at our principal executive office, 2579 Midpoint Drive, Fort Collins, Colorado 80525. Any notice of revocation sent to us must include the stockholder’s name and must be received prior to the meeting to be effective.

How Your Proxy Will Be Voted

      All shares represented by properly executed proxies received in time for the meeting will be voted at the meeting in accordance with the instructions marked thereon or otherwise as provided therein, unless such proxies have previously been revoked. Unless instructions to the contrary are marked, or if no instructions are specified, shares represented by proxies will be voted:

•	FOR the election of all nominees for director;

•	FOR the increase in the number of shares reserved for issuance under our 2000 Stock Incentive Plan; and

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent auditors for fiscal 2004.

      In addition, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the board of directors. We have not received notice of any other matters that may properly be presented at the meeting.

Quorum

      Each share of common stock outstanding on the record date is entitled to one vote. Cumulative voting is not permitted except in the election of directors on or after the date on which we become aware that a stockholder has become the beneficial owner of 30% or more of our outstanding voting stock. As of March 26, 2004, no stockholder was the beneficial owner of 30% or more of our outstanding voting stock. A quorum, which is a majority of the outstanding shares as of the record date, must be present to hold the meeting and to conduct business. Your shares will be counted as being present at the meeting if you appear in person at the meeting, if you vote your shares by telephone or over the Internet, or if you submit a properly executed proxy card. Votes against a particular proposal will be counted both to determine the presence or absence of a quorum and to determine whether the requisite majority of voting shares has been obtained.

Voting

Votes Required

      If a quorum is present, the affirmative vote of (1) a plurality of the shares of common stock represented at the meeting, in person or by proxy, is required to elect directors, (2) a majority of the shares of common stock represented at the meeting, in person or by proxy, is required to approve the proposal to increase the number of shares reserved for issuance under our 2000 Stock Incentive Plan, and (3) a majority of the shares of common stock represented at the meeting, in person or by proxy, is required to ratify the selection of Deloitte & Touche LLP as our independent accountants for fiscal 2004.

Tabulation

      Our transfer agent will tabulate votes cast by proxy by an automated system. Votes cast by proxy or in person at the meeting will be counted by the persons appointed by us to act as election inspectors for the meeting. Abstentions and broker non-votes, which are explained below, and shares as to which authority to vote on any proposal is withheld, are each included in the determination of the number of shares present and voting at the meeting for purposes of obtaining a quorum. Each will be tabulated separately.

Abstentions; Broker Non-Votes

      In the absence of controlling precedent to the contrary, we intend to treat abstentions and broker non-votes in the following manner:

•	An “abstention” occurs when the beneficial owner of shares is present, in person or by proxy, and entitled to vote at the meeting (or when a nominee holding shares for a beneficial owner is present and entitled to vote at the meeting), but such person does not vote on the particular proposal. Abstentions with respect to any matter are deemed to be present and entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, on proposals requiring a certain percentage of the shares present and entitled to vote, abstentions will have the same effect as a vote against such proposal.

•	A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on any proposals, whether such proposals require a certain percentage of the votes cast or a certain percentage of the shares entitled to vote. Therefore, broker “non-votes” and shares as to which proxy authority has been withheld for a particular proposal will not be included in the tabulation of the voting results and will not have the effect of a vote in opposition to such proposal.

With respect to Proposal 1 requiring a plurality vote and Proposals 2 and 3 requiring the affirmative vote of a majority of the common stock present and entitled to vote, broker “non-votes” have no effect. Because abstentions will be included in tabulations of the shares of common stock entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as a negative vote on Proposals 2 and 3. With respect to Proposal 1 requiring a plurality vote of the common stock present and entitled to vote, abstentions have no effect.

Solicitation of Proxies

      This solicitation is being made by mail on behalf of our board of directors but may also be made without additional remuneration by our officers or employees by telephone, telegraph, facsimile transmission, e-mail or personal interview. We will bear the expense of the preparation, printing and mailing of the enclosed form of proxy, notice of annual meeting and this proxy statement and any additional material relating to the meeting that may be furnished to our stockholders by our board subsequent to the furnishing of this proxy statement. We will reimburse banks and brokers who hold shares in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares. To obtain the necessary representation of stockholders at the meeting, supplementary solicitations may be made by mail, telephone or interview by our officers or employees, without additional compensation, or selected securities dealers. We anticipate that the cost of such supplementary solicitations, if any, will not be material.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      Our amended and restated certificate of incorporation provides for a board of directors made up of three classes. The members of each class serve three-year staggered terms with one class to be elected at each meeting. In accordance with our bylaws, the board of directors has currently set the total number of directors at seven, with two directors in Class A , two directors in Class B and three directors in Class C. The current terms of the Class A and Class C directors expire at our annual meeting of stockholders for the years ended 2006 and 2005, respectively. The current term of the Class B directors expires at the meeting.

      The board of directors has nominated Mr. David R. Bethune and Dr. Nicolas Bazan for election as Class B directors to serve for a three-year term expiring at the annual meeting of the stockholders for the year ended 2007 and until their successors are elected and qualified.

      If either of the Class B nominees is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who is designated by the present board of directors to fill the vacancy. It is not expected that either nominee will be unable or will decline to serve as a director.

      The names and certain other information about the Class B nominees and the directors in Class A and Class C who will continue in office after the meeting are set forth below.

Nominees for Election

		Principal Occupation or Employment During	Director
Name and Age	Age	Past Five Years; Other Directorships	Since

David R. Bethune	63	Chairman and Chief Executive Officer since August 1999. President and Chief Operating Officer of IVAX Corporation, a pharmaceutical holding company from 1997 to 1998. Consultant to the pharmaceutical industry from 1996 to 1997. President and Chief Executive Officer of Aesgen, Inc., a pharmaceutical company, from 1995 to 1996. Group Vice President of American Cyanamid Company, a health care business, from 1992 to 1995. President, North American Division for G.D. Searle from 1983 to 1988. Mr. Bethune also serves as a director of Female Health Co. and St. Charles Pharmaceutical. Mr. Bethune received his B.S. in Business from Lenoir Rhyne College and an Executive Management degree from Columbia University Graduate School.	1995
Dr. Nicolas Bazan	61	Professor at Louisiana State University Medical Center and Neuroscience Center of Excellence in the areas of Ophthalmology, Biochemistry, Molecular Biology and Neurology; Director, Neuroscience Training Program since 1981. Dr. Bazan sits on the Scientific Advisory Board of Centaur in Sunnyvale, California, and is the founder and Chairman of the Board of St. Charles Pharmaceuticals in New Orleans, Louisiana. Dr. Bazan received his B.S. from Colegio Belgrtano, Argentina, his M.D. from U. Tucuman, Argentina, and his Ph.D. from the Medical School at U. Tucuman.	2000

Directors Whose Terms of Office Will Continue After the Meeting

		Principal Occupation or Employment During	Director
Name and Age	Age	Past Five Years; Other Directorships	Since

H. Stuart Campbell**	74	Formerly Owner and Vice-President of Highland Packaging Labs, Inc., a specialty packaging company for the pharmaceutical industry, since 1983. Mr. Campbell also serves as a director of Mesa Laboratories, Inc. Mr. Campbell received a B.S. in Agriculture from Cornell University.	1995
Dr. D. Walter Cohen*	77	Chancellor Emeritus of the Medical College of Pennsylvania since 1998, Chancellor of the Medical College of Pennsylvania since 1993, and President of the Medical College of Pennsylvania from 1986 to 1993. Since 1950, Dr. Cohen has had a dental practice specializing in periodontics. Dr. Cohen received his DDS from the University of Pennsylvania School of Dentistry and served as its Dean from 1972 to 1983.	1992
C. Rodney O’Connor**	69	Chairman and Chief Executive Officer of Cameron Associates, Inc., a financial communications firm, since 1976. Mr. O’Connor also serves on the board of Streicker Mobile Fueling, Inc. Mr. O’Connor received his BA in English from Wesleyan University and his M.B.A. in Finance from the Wharton School of Finance.	1987

		Principal Occupation or Employment During	Director
Name and Age	Age	Past Five Years; Other Directorships	Since

Richard R. Vietor*	61	Vice President of WebMD Corporation, a health care services company, since April 2003. From February 2002 to April 2003, Mr. Vietor was an industry consultant, specializing in providing advice on corporate strategy, financing and communications to specialty pharmaceutical and medical device companies. From April 1985 until February 2002, he was at Merrill Lynch, Inc., most recently serving as a Managing Director in Merrill Lynch’s Healthcare Investment Banking Unit. Previously, he was First Vice-President, Senior Analyst and Global Research Coordinator in Merrill Lynch’s Global Securities Research Division, specializing in research coverage of the pharmaceutical industry. Mr. Vietor also serves as a director of Omnicorder, a company specializing in non-invasive imaging technology for the diagnosis and management of diseases, and InfaCare Corporation, Inc., a private company specializing in developing neonatal drugs. Mr. Vietor received his B.A. from Yale University and his M.B.A. in finance from the Columbia University Graduate School of Business.	2003
Dr. George J. Vuturo**	54	Co-founder and Managing Partner, Designing Solutions, LLC, a health care service company, since 1995. Dr. Vuturo received his B.S. in Biology from Fairfield University and both his B.S. in Pharmacy and Ph.D. in Health Care Administration degrees from the University of Florida.	2001

*	Class A director

**	Class C director

      There is no family relationship between any of our directors or executive officers.

Vote Required and Board of Directors’ Recommendation

      The two nominees receiving the highest number of affirmative votes of the shares present and entitled to vote at the meeting shall be elected as our Class B directors.

      OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE DIRECTOR NOMINEES LISTED ABOVE.

Board of Directors and Committee Meetings

      The board of directors held five meetings (including two telephonic meetings) during fiscal 2003. During fiscal 2003, no director attended fewer than 75% of the aggregate number of the (1) total meetings of the board of directors and (2) the total meetings held by all committees of the board of directors on which such director served. The board of directors has standing audit, compensation and stock, nominating and executive committees.

      The board of directors has adopted the following policy on director attendance at meetings: Absent extenuating circumstances, directors are expected to attend in person our Annual Meeting of Stockholders, all regularly scheduled board and committee meetings and to participate telephonically in regularly scheduled board and committee meetings when they are unable to attend in person. All directors attended our 2003 Annual Meeting of Stockholders.

      Audit Committee. The members of the audit committee are Mr. H. Stuart Campbell (Chair), Mr. C. Rodney O’Connor, and Mr. Richard R. Vietor. During fiscal 2003, the audit committee held ten meetings (including six telephonic meetings). The audit committee assists the board of directors in its general oversight of our financial reporting, internal controls and audit functions. Additional information regarding the audit committee and its members is contained in the “Audit Committee Report” beginning on page 18 of this proxy statement.

      Compensation and Stock Committee. The members of the compensation and stock committee are Dr. Nicolas Bazan (Chair), Dr. Walter Cohen and Mr. Richard R. Vietor. The compensation and stock committee met once during fiscal 2003. The compensation and stock committee performs the following duties: (1) considers and makes recommendations to the board with respect to our overall compensation policies; (2) approves the compensation payable to our executive officers; (3) reviews proposed compensation of executives as provided in our executive compensation plan; (4) advises management on all other executive compensation matters as requested; (5) construes and interprets our stock option plans; and (6) reports to the board as and when appropriate with respect to all of the foregoing.

      Nominating Committee. The members of the nominating committee are Dr. George J. Vuturo (Chair), Mr. H. Stuart Campbell and Dr. Walter Cohen. Each of the current members of the nominating committee is an “independent director” as defined in Rule 4200 of the Marketplace Rules of The Nasdaq Stock Market, Inc. The nominating committee met once in fiscal 2003. The nominating committee performs the following duties: (1) identifies director candidates; (2) recommends director nominees to the board; (2) develops and recommends to the board the corporate governance guidelines applicable to the company; (3) leads the board in its annual review of the board’s performance, to be discussed at the full board following the end of each fiscal year; (4) conducts an annual assessment of each board committee; and (5) recommends to the board director nominees for each committee. The nominating committee operates pursuant to a written charter adopted by the board of directors which may be found on the company’s website at www.atrixlabs.com.

      In nominating a slate of directors, the nominating committee’s goal is to select individuals with skills and experience that can assist the company and the board of directors in achieving our objectives. The nominating committee will consider, among other things, whether a potential director candidate has the time available, in light of other business and personal commitments, to perform the responsibilities required for effective service.

      The nominating committee also considers director nominees proposed by stockholders. Such recommendations must include the following:

•	Biographical information about the candidate, including the candidate’s name, address and principal business occupation for the last five years and a statement about his or her qualifications;

•	Any other information required to be disclosed about the candidate under the Securities and Exchange Commission’s (“SEC”) proxy rules (including the candidate’s written consent to being named in the proxy statement and to serve as a director, if nominated and elected); and

•	The names and addresses of the stockholder(s) recommending the candidate for consideration and the number of shares of our common stock beneficially owned by each recommending stockholder.

      Recommendations for our annual meeting of stockholders to be held in 2005 must be submitted in writing to our Corporate Secretary at our principal executive office at 2579 Midpoint Drive, Fort Collins, Colorado 80525, on or after January 20, 2005 but no later than February 19, 2005.

      Executive Committee. The members of the executive committee are Mr. David R. Bethune (Chair), Dr. D. Walter Cohen and Dr. George J. Vuturo. Mr. Cohen joined the executive committee in April 2003. The executive committee has the authority to conduct our business and affairs, except where action of the entire board of directors is specified by statute. The executive committee met once in fiscal 2003.

Corporate Governance

      We maintain a corporate governance page on our website which includes key information about our corporate governance initiatives, including our Code of Business Conduct and Ethics and charters for the committees of the board of directors all of which can be found at www.atrixlabs.com by clicking on

“Investor Relations.” The documents noted above will also be provided without charge to any stockholder who requests them. Any changes to these documents, and any waivers granted by us with respect to our Code of Business Conduct and Ethics, will be posted on our website.

      Our policies and practices reflect corporate governance initiatives that are in compliance with the listing requirements of The Nasdaq Stock Market, Inc. and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	Six of the seven board members are independent of us and our management;

•	The independent directors meet regularly without the presence of management;

•	All members of the audit committee, compensation and stock committee and nominating committee are independent directors;

•	The charters of the board committees clearly establish their respective roles and responsibilities;

•	We have a Code of Business Conduct and Ethics that is monitored by our audit committee and applies to all of our employees;

•	We have a Code of Ethics for Senior Financial Officers that is monitored by our audit committee and applies to our principal executive officer and all members of our finance staff, including the principal financial and accounting officer; and

•	We have a hotline available to all employees, and our audit committee has procedures in place for the anonymous submission of any employee complaint, including those relating to accounting, internal controls, or auditing matters.

      Our CEO reports annually to the nominating committee and the board of directors on the company’s program for succession and management development. The nominating committee has been delegated the responsibility, in conjunction with our CEO, for succession planning. Succession planning is a collaborative process, and the board of directors works with the CEO and the nominating committee to nominate and evaluate potential successors to the CEO.

      Stockholder communications to our board of directors should be sent in care of the company, to our principal executive office at 2579 Midpoint Drive, Fort Collins, Colorado 80525.

Compensation of Directors

      The board of directors’ compensation consists of an annual retainer and an annual grant of a non-qualified stock option.

      In 2003, each non-employee director received an annual cash retainer of $5,000. In addition, each non-employee director received $1,750 for each board meeting attended, either in person or by telephone. In 2003, each non-employee committee member serving on our audit and our compensation and stock committees received additional fees of $900 and $500, respectively, for each committee meeting attended, either in person or by telephone. Each non-employee director may elect to apply all or any portion of such fees to the acquisition of restricted shares or the receipt of stock options in accordance with the terms of our non-employee director stock incentive plan. We also reimburse expenses of directors for attending our meetings.

      In 2003, under our non-employee director stock incentive plan, each non-employee director was granted a non-qualified stock option to purchase 12,000 shares immediately following our 2003 annual meeting of stockholders. In addition, each newly elected non-employee director was granted an additional non-qualified stock option to purchase 15,000 shares immediately following our 2003 annual meeting of stockholders. All options granted to our non-employee directors under our stock incentive plan vest in three equal annual installments commencing one year from the date of grant.

      We believe that the attraction and retention of quality board members has become more challenging as a result of the Sarbanes-Oxley Act of 2002 and initiatives by The Nasdaq Stock Market, Inc. and the SEC. Further, board members in general have seen an increase in time commitments and performance expectations to ensure compliance with the Sarbanes-Oxley Act of 2002 and evolving SEC and Nasdaq regulations. As a result, in 2004 we will review our non-employee director compensation in order to ensure that we are competitive and to allow us to recruit and retain qualified candidates to serve as directors of the company.

Executive Officers

      The names of each of our executive officers and certain information about each of them as of March 1, 2004 is set forth below.

			Executive Officer of
Name	Age	Present Executive Office	the Company Since

David R. Bethune	63	Chairman and Chief Executive Officer since August 1999. President and Chief Operating Officer of IVAX Corporation from 1997 to 1998. Consultant to the pharmaceutical industry from 1996 to 1997. President and Chief Executive Officer of Aesgen, Inc. from 1995 to 1996. Group Vice President of American Cyanamid Company from 1992 to 1995. President, North American Division for G.D. Searle from 1983 to 1988. Mr. Bethune also serves as a director of Female Health Co. and St. Charles Pharmaceutical.	1999
Stephen L. Warren, M.D.	46	Chief Scientific Officer since January 2004 and Vice President of Research and Development since February 2002. Vice President, Research and Development, IOMED from February 2001 to November 2001. Director, Clinical Development, Allos Therapeutics from July 2000 to February 2001. Associate Medical Director, Gilead Sciences from October 1998 to July 2000. Director, Drug Delivery, NeXstar Pharmaceuticals from February 1997 to October 1998.	2002
Dr. J. Steven Garrett	57	Senior Vice President, Clinical Research since July 2003, President, Dental Division since December 2001, Vice President, Clinical Research from April 1995 to December 2001. Professor of Periodontics at Loma Linda University from 1986 to 1995 and in private practice specializing in periodontics since 1978.	1995
Michael R. Duncan	41	Vice President and General Manager since June 2003, Vice President, Manufacturing since October 1995. Director of Production Operations and Packaging Manager for Geneva Pharmaceuticals, Inc. from October 1991 to October 1995.	1995
Gregory A. Gould	37	Chief Financial Officer since February 2004, Chief Financial Officer and Treasurer, Colorado Medtech, Inc., August 2000 to October 2003, Director of Finance, Colorado Medtech, Inc., February 1996 to August 2000.	2004

			Executive Officer of
Name	Age	Present Executive Office	the Company Since

Cheri Jones, M.S., RAC	58	Vice President, Regulatory Affairs since February 2003. From June 2002 to January 2003, Ms. Jones was an industry consultant, specializing in providing regulatory affairs advice to pharmaceutical companies. Vice President of Regulatory Affairs, Obagi Medical Products from July 1999 to May 2002. Director of Global Regulatory Affairs, ICN Pharmaceuticals, Inc., from February 1992 to July 1999.	2003

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the shares of our common stock beneficially owned by (1) each of our directors, (2) our CEO and the four other most highly compensated executive officers, (3) all of our directors and executive officers as a group and (4) all persons known by us to beneficially own more than 5% of our outstanding stock. We have determined the beneficial ownership shown on this table in accordance with the rules of the SEC. Under those rules, shares are considered beneficially owned if held by the person indicated, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security. Except as otherwise indicated in the accompanying footnotes, beneficial ownership is shown as of March 1, 2004.

	Shares	Percent
	Beneficially	of
Name of Beneficial Owner	Owned(1)	Class(2)

Mr. David R. Bethune	716,312	3.23%
Mr. C. Rodney O’Connor	120,394	*
Dr. J. Steven Garrett	107,816	*
Mr. Michael R. Duncan	88,450	*
Mr. H. Stuart Campbell(3)	86,784	*
Dr. D. Walter Cohen	49,974	*
Dr. Stephen L. Warren	45,167	*
Dr. George J. Vuturo	40,515	*
Mr. Nicolas Bazan	38,025	*
Ms. Cheri Jones	10,000	*
Mr. Richard R. Vietor	8,669	*
All directors and executive officers as a group (12 persons)	1,312,106	5.80%
OrbiMed Capital LLC(4)	1,974,300	9.13%
Elan International Services, Ltd.(5)	1,442,478	6.67%
CIGNA Corporation(6)	1,187,108	5.49%

*	Represents beneficial ownership of less than 1%

(1)	The foregoing share amounts include the following number of shares which may be acquired pursuant to stock options exercisable within 60 days of March 1, 2004: Dr. Bazan, 34,985 shares, Mr. Bethune, 569,835 shares, Mr. Campbell, 51,391 shares; Dr. Cohen, 34,391 shares; Mr. Duncan, 87,900 shares, Dr. Garrett, 93,416 shares, Ms. Jones, 10,000 shares, Mr. O’Connor, 47,394 shares, Mr. Vietor 8,333 shares, Dr. Vuturo, 24,179 shares, Dr. Warren, 45,167 shares and all executive officers and directors as a group, 1,006,991 shares.

(2)	Based on 21,629,018 shares of common stock outstanding at the close of business as of March 1, 2004. Shares issuable pursuant to options which are exercisable within 60 days of March 1, 2004 are deemed outstanding for computing the percentage of the person holding such options or shares but are not deemed outstanding for computing the percentage of any other person.

(3)	Includes 657 shares held by Mr. Campbell’s wife, in which shares Mr. Campbell disclaims beneficial ownership.

(4)	Beneficial ownership is as of December 31, 2003, as reflected in a statement on Schedule 13G/A jointly filed with the SEC on February 17, 2004 by OrbiMed Capital LLC, OrbiMed Advisors LLC and Samuel D. Isaly. Based on information contained in the Schedule 13G, OrbiMed Capital LLC, OrbiMed Advisors LLC and Samuel D. Isaly each have sole voting and dispositive power with respect to none of these shares and shared voting and shared dispositive power with respect to all 1,974,300 shares. The business address of each of OrbiMed Capital LLC, OrbiMed Advisors LLC and Samuel D. Isaly is 767 Third Avenue, 30th Floor, New York, New York 10017.

(5)	Information is based upon the Schedule 13D filed by Elan International Services, Ltd., on August 7, 2000. The shares beneficially owned include 1,000,000 shares of our common stock that may be acquired pursuant to the exercise of warrants. Elan International has sole voting and sole dispositive power with respect to all of these shares. Elan International’s business address is 102 St. James Court, Flatts, Smiths Parish, FL 04, Bermuda.

(6)	Beneficial ownership is as of December 31, 2003, as reflected in a statement on Schedule 13G/A jointly filed by TimesSquare Capital Management, Inc. and CIGNA Corporation with the SEC on February 13, 2004. Based on information contained in the Schedule 13G/A, TimesSquare Capital Management, Inc. and CIGNA Corporation each have sole voting and dispositive power with respect to none of these shares, shared voting power with respect to 1,036,600 shares and shared dispositive power with respect to 1,187,108 shares. TimesSquare Capital Management, Inc. is a subsidiary of CIGNA Corporation. The business address of TimesSquare Capital Management is Four Times Square, 25th Floor, New York, New York 10036, and the business address of CIGNA Corporation is One Liberty Place, Philadelphia, Pennsylvania 19192.

COMPENSATION OF EXECUTIVE OFFICERS

     Summary Compensation Table

      The following table summarizes the total compensation of our Chief Executive Officer and our four other most highly compensated executive officers in fiscal 2003 and, where applicable, the total compensation earned by each such individual for our two previous fiscal years.

Summary Compensation Table

						Long-Term
						Compensation
						Award

		Annual Compensation				Securities
						Underlying	All Other
Name and Principal Position	Year	Salary		Bonus		Options	Compensation

Mr. David R. Bethune,	2003	$352,917		$-0-		150,000	$18,588	(1)
Chairman and CEO	2002	323,435		450,000	(2)	100,000	53,434	(1)
	2001	271,667		-0-		200,503	51,634	(1)
Dr. Stephen L. Warren	2003	$212,004		$-0-		50,000	$5,977	(3)
Chief Scientific Officer, Vice President	2002	190,458		-0-		50,000	41,907	(3)
of Research and Development	2001	N/A		N/A		N/A	N/A
Dr. J. Steven Garrett	2003	$173,104		$-0-		10,000	$21,010	(4)
Senior Vice President,	2002	196,933		4,000		5,000	12,408	(4)
Clinical Research	2001	202,500		-0-		35,000	5,250	(4)
Mr. Michael R. Duncan,	2003	$166,184		$2,000		23,000	$18,593	(5)
Vice President and General Manager	2002	162,117		6,000		14,000	14,954	(5)
	2001	149,292		-0-		-0-	-0-
Ms. Cheri Jones,	2003	$169,438	(6)	$-0-		40,000	$47,400	(7)
Vice President of Regulatory Affairs	2002	N/A		N/A		N/A	N/A
	2001	N/A		N/A		N/A	N/A

(1)	Includes $6,588, $42,434 and $51,634 in housing and travel adjustments paid to Mr. Bethune in fiscal 2003, 2002 and 2001, respectively, and $12,000 and $11,000 in matching contributions made by us under our 401(k) plan in fiscal 2003 and 2002, respectively.

(2)	Includes $300,000 cash bonus and $150,000 in deferred compensation.

(3)	Represents $5,977 in matching contributions made by us under our 401(k) plan in fiscal 2003 and $41,907 of relocation expenses paid out in fiscal 2002.

(4)	Represents $9,903, $10,498 and $5,250 in matching contributions made by us under our 401(k) plan in fiscal 2003, 2002 and 2001, respectively. Including $11,107 and $1,910 of accumulated vacation paid out in fiscal 2003 and 2002, respectively.

(5)	Represents $7,604 and $4,590 of accumulated vacation paid out in fiscal 2003 and 2002, respectively, and $10,989 and $10,364 in matching contributions made by us under our 401(k) plan in fiscal 2003 and 2002, respectively.

(6)	This reflects Ms. Jones’ salary paid between February 1, 2003 and December 31, 2003. Ms. Jones’ annualized salary for 2003 was $185,271.

(7)	Represents $47,400 of relocation expenses paid out in fiscal 2003.

      The foregoing compensation table does not include certain fringe benefits made available on a non-discriminatory basis to all of our employees, such as group health insurance, dental insurance, long-term disability insurance, vacation and sick leave. In addition, we may make available certain non-monetary benefits to our executive officers with a view to acquiring and retaining qualified personnel and facilitating job performance. We consider such benefits to be ordinary and incidental business costs and expenses. The aggregate value of such benefits in the case of the executive officers, which cannot be precisely ascertained but which is the lesser of either (a) ten percent of the salary and bonus paid to each such executive officer or to the group, respectively, or (b) $50,000 or $50,000 times the number of individuals in the group, as the case may be, is not included in such table.

Option Grants Table

      The following table provides information relating to the grant of stock options to the executive officers named in the Summary Compensation Table during fiscal 2003.

Option Grants in Last Fiscal Year

	Individual Grants

		% of Total				Potential Realizable Value at
	Number of	Options				Assumed Annual Rates of
	Securities	Granted to	Fair Market	Exercise		Stock Price Appreciation for
	Underlying	Employees	Value on	or Base		Option Term(2)
	Options	in Fiscal	Date of Grant	Price	Expiration
Name	Granted(#)(1)	Year	($/Sh)	($/Sh)	Date	5%	10%

Mr. David R. Bethune	150,000	13.7%	$16.46	$16.46	4/28/2013	$1,552,741	$3,934,950
Dr. Stephen L. Warren	15,000	1.4%	$13.41	$13.41	4/07/2013	$126,502	$320,581
	20,000	1.8%	16.46	16.46	4/28/2013	$207,032	$524,660
	15,000	1.4%	22.32	22.32	12/08/2013	$210,554	$533,585
Dr. J. Steven Garrett	10,000	0.9%	$22.32	$22.32	12/08/2013	$140,369	$355,723
Mr. Michael R. Duncan	11,000	1.0%	$16.46	$16.46	4/28/2013	$113,868	$288,563
	12,000	1.1%	22.32	22.32	12/08/2013	$168,443	$426,868
Ms. Cheri Jones	30,000	2.7%	$11.36	$11.36	2/03/2013	$214,327	$543,147
	10,000	0.9%	16.46	16.46	4/28/2013	$103,516	$262,330

(1)	All options vest and become exercisable in three equal annual installments commencing on the first anniversary of the grant date.

(2)	Potential realizable value is based on an assumption that the stock price of our common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. These numbers are calculated based on the requirements promulgated by the SEC and do not reflect our estimate of future stock price growth.

Aggregated Option Exercises and Fiscal Year-End Option Values

      The following table provides information relating to the exercise of stock options during fiscal 2003 by each of the executive officers named in the Summary Compensation Table and information regarding the number of securities underlying unexercised options and the value of unexercised options for each of such named executive officers at the end of fiscal 2003.

Aggregated Option Exercises in Fiscal 2003 and 2003 Year-End Option Value

			Number of	Value of Unexercised
			Unexercised	In-the-Money Options at
			Options at FY-End	FY-End
			(#)	($)(1)

	Shares Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise	Realized	Unexercisable	Unexercisable

Mr. David R. Bethune	26,000	$293,566	459,835/250,668	$5,844,192/$1,376,652
Dr. Stephen L. Warren	-0-	$0	16,500/83,500	$48,675/$409,875
Dr. J. Steven Garrett	97,974	$1,354,120	89,832/25,168	$714,665/$67,835
Mr. Michael R. Duncan	7,000	$95,310	80,833/32,367	$926,837/$114,282
Ms. Cheri Jones	-0-	$0	0/40,000	$0/$456,200

(1)	These values are calculated based on the difference between the exercise price(s) and the fair market value of our common stock as determined by reference to the closing sales price on The Nasdaq National Market as of the exercise date(s) or December 31, 2003, as appropriate.

Agreements with Executive Officers

      On January 13, 1995, we entered into an employment agreement with Dr. Garrett. Pursuant to the terms of the agreement, Dr. Garrett’s duties are to act as Vice President of Dental Clinical Research. On August 1, 2003, the employment agreement was amended and Dr. Garrett’s position was changed to Senior Vice President, Clinical Research. The amended employment agreement provides that Dr. Garrett will receive a base salary of $215,000.

      On August 3, 1999, we entered into an agreement with Mr. Bethune. Pursuant to the terms of the agreement, Mr. Bethune’s duties are to act as Chief Executive Officer. The employment agreement was amended effective September 16, 2003 and, under the amended employment agreement, Mr. Bethune will receive a base salary of $420,000.

      On January 21, 2002, we entered into an agreement with Dr. Warren. Pursuant to the terms of the agreement, Dr. Warren’s duties are to act as Vice President of Research and Development. On January 16, 2004, Dr. Warren’s position was changed to Vice President of Research and Development and Chief Scientific Officer and the employment agreement was amended. The amended employment agreement provides that Dr. Warren will receive a base salary of $241,000.

Equity Compensation Plan Information

      The following table provides information about shares of our common stock that we may issue upon the exercise of options, warrants and rights under our existing equity compensation plans. All information is provided as of December 31, 2003.

Number of Securities
Remaining Available
	Number of Securities		for Future Issuance
	to be Issued Upon		Under Equity
	Exercise of	Weighted-Average	Compensation Plans
	Outstanding	Exercise Price of	(Excluding Securities
	Options, Warrants	Outstanding Options,	Reflected in
	and Rights	Warrants and Rights	Column (a))

Plan Category	(a)	(b)	(c)

Equity compensation plans approved by the security holders(1)	2,951,350	$17.65	981,147
Equity compensation plans not approved by security holders	29,000	$14.13	55,539
Total	2,980,350	$17.62	1,036,686

(1)	The equity compensation plans approved by our stockholders are the 1987 Performance Stock Option Plan and the 2000 Stock Incentive Plan. The equity compensation plans that have not been approved by our stockholders are the Non-Employee Director Stock Incentive Plan and the Non-Qualified Stock Option Plan. These plans are described in more detail in Note 6 in the notes to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2003, a copy of which has been mailed to stockholders along with this proxy statement.

Compensation Pursuant to Plans

      Stock Option Plans. We have four stock option plans under which options may currently be granted, our amended and restated 1987 Performance Stock Option Plan, our 2000 Stock Incentive Plan, our non-qualified stock option plan, and our non-employee director stock incentive plan. The persons eligible to receive options, the number of options authorized and outstanding, and the number of options granted during the preceding fiscal year under each plan are as follows:

				# Options
		# Options	# Options	Granted in
Name of Plan	Persons Eligible	Authorized	Outstanding(1)	2003

1987 Stock Option Plan	Employees and directors	2,500,000	320,939	0
2000 Stock Incentive Plan	Employees, directors and consultants	4,250,000	2,630,411	1,092,100
Non-Qualified Stock Option Plan	Consultants	150,000	29,000	0
Non-Employee Director Stock Plan	Non-employee directors	25,000	11,481	3,112

(1)	Any unexercised options that expire or terminate in accordance with the plan become available again for issuance under the plan, except that shares cannot be reissued upon the expiration of the plan.

      401(k) Plan. We maintain a defined contribution savings plan, or 401(k) plan, to provide retirement income to our employees, including all executive officers. All employees who are over 21 years of age are eligible to participate in the 401(k) plan. The 401(k) plan is funded by voluntary pre-tax contributions from employees up to a maximum amount equal to 17% of annual compensation up to $13,000. In addition, we provide 100% matching contributions up to 6% of annual compensation, and an additional 50% matching contributions from 7%-12% of annual compensation. Employees who have completed one year of service are eligible for matching contributions. Participants are fully vested in all pre-tax, after-tax and matching contributions as soon as they are made.

      Employee Stock Purchase Plan. We maintain an employee stock purchase plan (“ESPP”) that provides eligible employees the opportunity to purchase shares of our common stock through authorized payroll deductions at 85% of the average market price on the last day of each quarter. All employees who are customarily employed by us for 20 hours per week or greater are eligible to participate in our ESPP. This plan qualifies as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code (the “Code”). Currently, 268,014 shares of common stock are available for purchase under the ESPP.

COMPENSATION AND STOCK COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      Our compensation and stock committee is currently comprised of three independent outside directors and is responsible for establishing our overall compensation policy and administering the compensation programs for our executive officers.

Compensation Design and Philosophy

      The compensation and stock committee applies a consistent philosophy of compensation for all of our employees, including our executive officers. This philosophy is based on the premise that our achievements result from the coordinated efforts of all individuals working toward common objectives.

      The goals of the executive compensation program are to align executive compensation with our business objectives and performance, and to enable us to attract, retain and reward executive officers who contribute to our long-term success. Our compensation program for executive officers is based on the same principles applicable to compensation decisions for all of our employees and generally consists of two compensation elements: cash and equity. A large percent of peer companies also incorporate performance bonus programs to enhance the executive compensation package, whether they are profitable or not. We incorporated both equity and a cash bonus in fiscal 2003 after comparison with our peers. In determining executive officer compensation levels for each of these components the compensation and stock committee takes into account both qualitative and quantitative factors. Among the factors considered by the compensation and stock committee are the recommendations of the CEO with respect to the compensation of our other executive officers. The compensation and stock committee, however, makes the final compensation decisions concerning such officers.

      In making compensation decisions, the compensation and stock committee considers compensation practices and financial performance of our peer group. The peer group is comprised of drug delivery and biotech companies that are among those entities who participate in an annual biotechnological survey conducted by Radford Associates in conjunction with Aon Consulting Group (the “Radford Survey”). The 2003 Radford Survey included public and private companies considered to be similar to us or to be our competitors.

      The compensation and stock committee uses this information as a guide, but does not target total executive compensation or any component thereof to any particular point within, or outside, the range of peer group results. However, the compensation and stock committee believes that compensation at or near the weighted average of the peer group for base salaries is generally appropriate to use as a guideline for compensation decisions. The specified weighted averages are considered on both an absolute basis and a size-adjusted basis (i.e., reflecting compensation levels that are commensurate with our size relative to the sizes of the peer group companies). Specific compensation for individual executive officers will vary from these levels as the result of other factors considered by us, unrelated to compensation practices of the peer group.

Compensation Elements

      For fiscal 2003, our executive compensation program consisted of a base salary, bonus and the grant of stock options.

      Base Salary. The compensation and stock committee determines salaries for our executive officers by evaluating, subjectively, the responsibilities of the position held and the experience and performance of the individual and comparing base salaries for comparable positions at peer group entities. In determining the base salaries for fiscal 2003, the compensation and stock committee reviewed the peer group data with our CEO for each executive position. In addition, the compensation and stock committee reviewed the responsibility level of each position, together with the executive officer’s individual performance for the prior year and objectives for the current year. In addition, our overall performance during the past year was compared to objectives for the prior year and performance targets for the current year. In general, during fiscal 2003, the base salaries for our executive officers were adjusted between 5% and 20% (excluding increases related to changes in duties, responsibilities and/or changes in title), depending on performance, with the average salary increase being approximately 14%. Even after such adjustments, the base salaries of our executive officers are below the average base salaries of executives in our peer group in the Radford Survey.

      Bonus. Our executive officers are eligible for bonuses based upon their performance compared with the goals and objectives of the company and based upon their respective areas of control. Each executive officer’s discretionary bonus is compared to bonuses of officers in similar positions in companies in our peer group contained in the Radford Survey. A discretionary cash bonus was awarded to one of our executive officers in fiscal 2003.

      Stock Options. The long-term incentive component of our executive officers is stock options. The compensation and stock committee believes that providing executive officers with opportunities to acquire significant equity positions in the company and thus, the opportunity to share in our growth and prosperity, through the grant of stock options will enable us to attract and retain qualified and experienced executive officers. Stock options represent a valuable portion of the compensation program for our executive officers. The exercise price of stock options is the fair market value of the shares on the date of the grant and generally only provide a benefit if the value of the shares increases. Grants of stock options to executive officers are made by the compensation and stock committee upon the recommendation of the CEO, who comprises the stock option committee, and are based upon a review of peer group and our relative size data within the 2003 survey. Each executive officer’s stock option ownership is compared to ownership levels of officers in similar positions in companies in our peer group contained in the Radford Survey. We also evaluate the executive officer’s past and expected future performance and the number of outstanding and previously granted options.

CEO Compensation

      Base Salary. In determining the base salary for Mr. Bethune in 2003, the compensation and stock committee reviewed the peer group data contained in the Radford Survey. The compensation and stock committee also compared our performance to our stated objectives in 2003, and considered performance targets for fiscal 2004, and based on this review elected to increase Mr. Bethune’s base salary from approximately $350,000 per year to $420,000 per year.

      In recognition of Mr. Bethune’s achievements and our performance under his leadership, and to further align his interest with those of our stockholders, in 2003 the compensation and stock committee granted Mr. Bethune an option to purchase 150,000 shares of common stock under our 2000 Stock Incentive Plan, with an exercise price of $16.46 per share. The stock options will vest pro rata over three years from the date of grant.

      2001 Executive Long Term Incentive Compensation Program. On August 5, 2001, the board of directors approved the 2001 executive long term incentive compensation program (the “Program”). The purpose of Program is to enhance our ability to retain Mr. Bethune and provide Mr. Bethune with incentive compensation based on the achievement of certain performance goals. The Program was adopted under our 2000 Stock Incentive Plan and is subject to the terms and provisions thereof. Only our Chief Executive Officer and Chairman of the Board is eligible to participate in the Program.

      The Program has a term of three years, during which time awards may be made. Awards may consist of the issuance of shares of common stock, restricted stock or options with a fixed or variable exercise price, or any combination of the above. Under the Program, the aggregate value of all awards granted under the Program, determined on the date of grant, cannot exceed $7,000,000. With respect to any options granted under the program, the options will be valued based on the Black-Scholes option pricing model.

      The compensation and stock committee may determine that the grant or vesting of an award shall be dependent on the satisfaction of performance criteria or other conditions, but is not required to make such determination. The relevant criteria may include, product development, corporate partnering, strategic planning, capital or fund raising, success in clinical trials, establishment of manufacturing capabilities, regulatory approvals, attracting and retaining senior management, financial objectives, strategic alliances and other factors or matters. As soon as practicable after the end of any designated performance period the compensation and stock committee will certify in writing our attainment or non-attainment of the performance goals and criteria.

Other Compensation Considerations

      Under Section 162(m) of the Code we may not receive a federal income tax deduction for compensation paid to our CEO or any of the four most highly compensated executive officers to the extent that any of the persons receive more than $1,000,000 in compensation in any one year. However, if we pay compensation that is “performance-based” under Section 162(m) of the Code we can receive a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year.

      Each of our 1987 Performance Stock Option Plan and our 2000 Stock Incentive Plan have been designed to qualify as “performance-based” plans and therefore compensation realized in connection with exercise of options granted under these plans is fully tax deductible on our federal income tax return. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation and Stock Committee has not adopted a policy that all compensation must be deductible on our federal income tax returns.

      The foregoing policies and programs are subject to change as the compensation and stock committee deems necessary from time to time to respond to economic conditions, meet competitive standards and to serve our objectives and our stockholders.

COMPENSATION AND STOCK COMMITTEE

Dr. Nicolas Bazan, Chair
Dr. D. Walter Cohen
Mr. Richard R. Vietor

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      No member of the compensation and stock committee was at any time during fiscal 2003 an officer or employee of the company. In addition, none of our executive officers serves as a member of the board of directors or compensation and stock committee of any company that has one or more executive officers serving as a member of our board of directors or compensation and stock committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC and The Nasdaq Stock Market, Inc. Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

      Based solely on our review of such forms received by us and written representations from certain reporting persons that no other reports were required for such persons, we believe that, during fiscal 2003, all Section 16(a) filing requirements applicable to our officers, directors and 10% beneficial owners were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On July 18, 2000, we formed a joint venture with Elan International Services, Ltd., a wholly owned subsidiary of Elan Corporation, plc. The joint venture was formed as a Bermuda limited company, Transmucosal Technologies, Ltd., and was initially owned 80.1% by us and 19.9% by Elan. Its purpose is to develop and commercialize oncology and pain management products. In a related transaction, Elan purchased 12,015 shares of our Series A convertible exchangeable preferred stock on July 18, 2000 for $12,015,000. We used the proceeds of the preferred stock sale to fund our share of the joint venture’s initial capitalization costs and purchase 6,000 shares of the common stock and 3,612 shares of the preferred stock of the joint venture entity, Transmucosal Technologies, Ltd. Elan purchased 442,478 shares of our common stock for $5,000,000 and we issued Elan a five-year warrant to purchase up to 1,000,000 shares of our common stock for $18 per share in conjunction with the formation of the joint venture. On September 10, 2003, we entered into a termination agreement with Elan for the termination of the joint venture with Elan. Pursuant to the terms of the agreement, we acquired Elan’s preferred shares in Transmucosal Technologies, Ltd. in exchange for a royalty interest on certain future revenues and payments to us, if any, related to certain technology rights retained by us. We now own 100% of Transmucosal Technologies, Ltd.

PERFORMANCE GRAPH

      The following graph and table provide a comparison from December 31, 1998 through December 31, 2003 of the cumulative total stockholder return (assuming reinvestment of dividends) among our common stock, the Nasdaq Pharmaceutical Index and the Nasdaq Index. The graph and table assume $100 invested on December 31, 1998 in our shares and each of the indices. We did not pay dividends on our common stock during such periods, and, accordingly, no reinvestment of dividends is included in the calculation of the cumulative total stockholder return on our common stock. The stock price performance shown on the graph below is not necessarily indicative of the future price performance.

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

Atrix	$100	$58	$192	$232	$172	$270
Nasdaq Pharmaceutical Index	100	188	235	200	129	189
Nasdaq Index	100	185	111	88	61	91

AUDIT COMMITTEE REPORT

      The following is a report of the audit committee with respect to our audited financial statements for fiscal 2003.

      The audit committee is comprised of three non-employee directors, and each of the current members of the audit committee is an “independent director” as defined in Rule 4200 of the Marketplace Rules of The Nasdaq Stock Market, Inc. In addition, the board of directors has unanimously determined that Mr. Vietor, a member of the audit committee, qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

      The audit committee operates pursuant to a written charter adopted by the board of directors. This charter may be found on the company’s website at www.atrixlabs.com. In general, the audit committee charter sets forth:

•	the scope of the audit committee’s responsibilities and the means by which it carries out these responsibilities;

•	the outside auditor’s accountability to the board of directors and the audit committee; and

•	the audit committee’s responsibility to assist the board of directors in determining the independence of the outside auditor.

      As described more fully in its charter, the purpose of the audit committee is to assist the board of directors in its general oversight of our financial reporting, internal control, and audit functions. Management is responsible for the preparation, presentation, and integrity of our financial statements; selection of accounting and financial reporting principles; and maintaining internal controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Deloitte & Touche LLP, our independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

      The audit committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor. The audit committee serves a board-level oversight role, in which it provides advice, counsel, and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the audit committee’s members in business, financial, and accounting matters.

      The audit committee members have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of our independent auditors included in their report on our financial statements. The audit committee’s oversight role does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions with management and the independent auditors do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, or that our independent auditors are in fact “independent.”

      Among other matters, the audit committee monitors the activities and performance of our external auditors, including the audit scope, external audit fees, auditor independence matters, and the extent to which the independent auditor may be retained to perform non-audit services. The audit committee and the board have ultimate authority and responsibility to select, evaluate, and, when appropriate, replace our independent auditors. The audit committee also reviews the results of the external audit work with regard to the adequacy and appropriateness of our financial, accounting, and internal controls. Management and independent auditor presentations to and discussions with the audit committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditors. In addition, the audit committee generally oversees our internal compliance programs.

Review with Management

      The audit committee has reviewed and discussed our audited financial statements with management. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles.

Review and Discussions with Independent Auditors

      During fiscal 2003, the audit committee held meetings with management and the independent auditors to discuss the overall scope and plans for the audit. We also met with the independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of our internal controls. In addition, the audit committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2003 and held discussions with management and Deloitte & Touche LLP on the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

      The audit committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, as amended by SAS No. 89, Audit Adjustments, and SAS No. 90, Audit Committee Communications, which include, among other items, matters related to the conduct of the audit of our financial statements and matters relating to the auditor’s judgments about the acceptability and the quality of the company’s accounting principles. The audit committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from us and our related entities) and has discussed with Deloitte & Touche LLP their independence from the company. In addition, the audit committee has also considered whether the provision of those services set forth in the table below are compatible with Deloitte & Touche LLP maintaining its independence from the company.

      In reliance on the reviews and the meetings, discussions and reports noted above, the audit committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the SEC.

AUDIT COMMITTEE

Mr. H. Stuart Campbell, Chair
Mr. C. Rodney O’Connor
Mr. Richard R. Vietor

Audit Fees

      The following table sets forth the aggregate fees billed by Deloitte & Touche LLP for the following services during fiscal 2002 and 2003. Certain amounts from fiscal 2002 have been reclassified to conform to the SEC’s new presentation requirements:

Description of Services	2003	2002

Audit fees(1)	$347,750	$302,000
Audit-related fees(2)	39,250	30,500
Tax fees(3)	25,680	28,500
All other fees(4)	N/A	N/A

Total	$412,680	$361,000

(1)	Represents the aggregate fees billed in each of fiscal 2003 and fiscal 2002, respectively, for professional services rendered for the audit of our annual financial statements and for the review of our financial statements included in our quarterly reports during each respective fiscal year.

(2)	Represents the aggregate fees billed in each of fiscal 2003 and fiscal 2002, respectively, for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, other than those fees described as audit fees.

(3)	Represents the aggregate fees billed in each of fiscal 2003 and fiscal 2002, respectively, for professional services related to tax compliance, tax advice, and tax planning.

(4)	Represents the aggregate fees billed in each of fiscal 2003 and fiscal 2002, respectively, for all other fees for products and services.

Audit Fees Pre-Approval Policy

      In fiscal 2003, the audit committee adopted a formal policy that required all services which Deloitte & Touche LLP, the company’s independent auditor, may provide to the company, including audit services and permitted audit-related services, tax services and other services, be pre-approved by the audit committee. Pre-approval is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The audit committee may also pre-approve particular services on a case-by-case basis.

      No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

PROPOSAL NO. 2

AMENDMENT OF THE 2000 STOCK INCENTIVE PLAN

      Our stockholders are being asked to vote on the proposed amendment of our 2000 Stock Incentive Plan (the “2000 Plan”) to increase by 500,000 the number of shares authorized for issuance under the 2000 Plan for a total of 4,750,000 shares.

      The 2000 Plan currently provides for the issuance of stock options and restricted stock covering up to 4,250,000 shares subject to adjustment based upon changes in our capitalization. As of the record date, options to purchase an aggregate of 2,633,059 shares and no shares of restricted stock issued under the 2000 Plan were outstanding. A total of 912,003 shares were available for future issuance subject to options or as shares of restricted stock. Our board of directors has concluded that the proposed amendment is in the best interests of us and our stockholders. The amendment to our 2000 Plan as described above will enable us to grant options and restricted stock as needed to attract and retain talented employees.

      Our board of directors believes that our long-term success depends upon our ability to attract and retain highly qualified individuals who, by virtue of their ability and qualifications, make important contributions to us. Our 2000 Plan is intended to enhance our ability to provide individuals with awards and incentives commensurate with their contributions and what we believe is competitive with those incentives offered by other drug delivery and biotechnology companies. The stock options and restricted stock granted under our 2000 Plan will increase stockholder value by further aligning the interests of these individuals with the interests of our stockholders by providing our employees an opportunity to benefit from stock price appreciation that generally accompanies improved financial performance.

      Because of our continuing efforts to conserve cash and pursue a conservative fiscal policy, stock and options have constituted and will continue to constitute an important and significant component of the compensation offered to our employees. Especially in the highly competitive drug delivery and biotechnology industries the ability to attract and retain highly qualified employees is essential to our success. The grant of stock options and restricted stock in these industries is often the primary consideration of individual employees in making employment decisions, both at the time of initial employment and later when they consider possible employment alternatives. It is essential that we have a stock incentive plan that provides a sufficient number of shares available for grant.

      A general description of the principal terms of our 2000 Plan as proposed to be amended is set forth below; however, the summary does not purport to be a complete description of all of the provisions of our 2000 Plan and is qualified in its entirety by reference to the 2000 Plan. Copies of the 2000 Plan may be obtained upon request to our Corporate Secretary at our principal executive offices.

      The affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote is required for approval of the amendment to our 2000 Plan.

General Description

      Our 2000 Plan was approved by our board of directors in March 2000 and by our stockholders in May 2000, subsequently amended in 2001 and subsequently amended and restated in 2003. The purposes of our 2000 Plan are to give our employees, directors and consultants an incentive, through ownership of our common stock, to continue in service to us, and to help us compete effectively with other drug delivery and biotechnology companies for the services of qualified individuals.

      Our 2000 Plan permits the grant of incentive stock options (“ISOs”) within the meaning of Section 422 of the Code, only to our employees or employees of any parent or subsidiary corporation of ours. Non-qualified stock options and restricted stock may be granted to employees, directors and consultants. Our 2000 Plan provides for the grant of options, including ISOs and non-qualified stock options, which we refer to in this proxy statement as awards, with an exercise privilege at a fixed price related to the common stock and/or the passage of time, the occurrence of one or more events or the satisfaction of performance criteria or other conditions. Under our 2000 Plan, awards may be granted to such employees, directors or consultants who are residing in foreign jurisdictions as the administrator of the plan may determine from time to time. The 2000 Plan is not a qualifying deferred compensation plan under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Administration

      Our 2000 Plan is administered, with respect to grants to directors, officers, consultants, and other employees, by the administrator of our 2000 Plan, defined as our board of directors or a committee designated by our board of directors. Our committee is constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Exchange Act. With respect to awards subject to Section 162(m) of the Code, the committee will be comprised solely of two or more “outside directors” as defined under Section 162(m) of the Code and applicable tax regulations. For grants of awards to individuals not subject to Rule 16b-3 and Section 162(m) of the Code, our board of directors may authorize one or more officers to grant such awards.

Shares Reserved

      If the stockholders approve the amendment of the 2000 Plan, the number of shares authorized for issuance under the 2000 Plan will be increased by 500,000 shares for a total reserve of 4,750,000 shares. Notwithstanding the foregoing, of the number of shares reserved for issuance under the 2000 Plan, if the stockholders approve the amendment of the 2000 Plan, the maximum aggregate number of shares which may be issued as restricted stock shall be 250,000 shares.

Section 162(m) of the Code Limitations

      Our 2000 Plan currently limits the number of options which may be awarded to a participant in any fiscal year to 400,000 shares. However, in connection with his or her initial commencement of services with us, a participant in our 2000 Plan may be granted stock options for up to an additional 300,000 shares, which do not count against the limit set forth in the previous statement. The limitations ensure that any options granted under our 2000 Plan qualify as “performance-based compensation” under Section 162(m) of the Code.

      Under Section 162(m) of the Code no deduction is allowed in any taxable year for compensation in excess of $1 million paid to our chief executive officer and each of our four most highly paid other executive officers who are serving in such capacities as of the last day of such taxable year. An exception to this rule applies to compensation that is paid pursuant to a stock plan approved by our stockholders and that specifies, among other things, the maximum number of shares with respect to which options may be granted to eligible employees under such plan during a specified period. Compensation paid pursuant to options granted under such a plan and with an exercise price equal to the fair market value of our common stock on the date of grant is deemed to be inherently performance-based, since such awards provide value to employees only if the stock price appreciates.

      If our 2000 Plan did not contain the Section 162(m) of the Code share limits with respect to which options may be granted to eligible employees under such plan during a specified period, any compensation expense associated with the options granted under our 2000 Plan in excess of the shares currently available for issuance (together with all other non-performance based compensation) in excess of $1 million for any of our CEO or any of the four most highly compensated executive officers would not be deductible under the Code.

Amendment and Termination

      Our board of directors may at any time amend, suspend or terminate our 2000 Plan. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system and the rules of any foreign jurisdiction applicable to awards granted to residents therein, we will obtain stockholder approval of any amendment to our 2000 Plan in such a manner and to such a degree as required. Stockholder approval will be required in order to (a) reduce the exercise price of any outstanding award and (b) undertake an award exchange program where outstanding options are exchanged for awards with a lesser exercise price.

      Our 2000 Plan will terminate in March 2010 unless previously terminated by our board of directors.

Other Terms

      Our 2000 Plan authorizes the administrator to select the employees, directors and consultants of ours to whom awards may be granted. The plan also authorizes the administrator to determine the terms and conditions of any award.

      Our 2000 Plan authorizes the administrator to grant ISOs at an exercise price of not less than 100% (or 110% in the case of ISOs granted to any grantee who owns stock representing more than 10% of the combined voting power of ours or any parent or subsidiary corporation of ours) of the fair market value of the shares on the date the option is granted. Non-qualified stock options must be granted at an exercise price of not less than 100% of the fair market value of the shares on the date the option is granted. The exercise price of awards intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code may not be less than 100% of the fair market value. The exercise price is generally payable in cash or, in certain circumstances, with a promissory note, with such documentation as the administrator and the broker, if applicable, require to effect an exercise of an award and delivery to us of the sale or loan proceeds required to pay the exercise price, or with shares. The aggregate fair market value of the shares with respect to any ISOs that are exercisable for the first time by an eligible employee in any calendar year may not exceed $100,000.

      Awards may be granted subject to vesting schedules and restrictions on transfer and repurchase or forfeiture rights in favor of us as specified in agreements issued under our 2000 Plan. The administrator has the authority to accelerate the vesting schedule of awards so that they become fully vested, exercisable and released from any restrictions on transfer and repurchase or forfeiture rights in the event of a change in control, corporate transaction or related entity disposition, all as defined in our 2000 Plan. Effective upon the consummation of such a corporate transaction, all outstanding awards under our 2000 Plan will terminate unless assumed by the successor company or its parent including affirmation of the awards by us if we are the surviving entity in the transaction. The 2000 Plan does not allow the administrator to permit grantees to exercise any part or all of the award prior to full vesting of the award.

      Under our 2000 Plan, ISOs may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the grantee only by the grantee. However, our 2000 Plan permits the designation of beneficiaries by holders of ISOs. Other awards are transferable to the grantee’s immediate family to the extent provided in the award agreement or in the manner and to the extent permitted by the administrator.

      Under our 2000 Plan, the administrator may establish one or more programs under the plan to permit selected grantees the opportunity to elect to defer receipt of consideration payable under an award. The administrator also may establish under our 2000 Plan separate programs for the grant of particular forms of awards to one or more classes of grantees.

Certain Federal Tax Consequences

      The grant of a non-qualified stock option under our 2000 Plan will not result in any federal income tax consequences to the optionee or to us. Upon exercise of a non-qualified stock option, the optionee is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the income recognized by the optionee, subject to possible limitations imposed by Section 162(m) of the Code. Any gain or loss on the optionee’s subsequent disposition of the shares will receive long-term or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. We do not receive a tax deduction for any such gain.

      The grant of an ISO under our 2000 Plan will not result in any federal income tax consequences to the optionee or to us. An optionee recognizes no federal taxable income upon exercising an ISO (subject to the alternative minimum tax rules discussed below), and we receive no deduction at the time of exercise. The tax consequences of a disposition of stock acquired upon exercise of an ISO depends upon how long the optionee has held the shares. If the optionee does not dispose of the shares within two years after the ISO was granted, nor within one year after the ISO was exercised, the optionee will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. We are not entitled to any deduction under these circumstances.

      If the optionee fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition, which we refer to as a disqualifying disposition. The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price, or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long-term or short-term capital gain, depending on whether the stock was held for more than one year. We are entitled to a deduction equal to the amount of ordinary income recognized by the optionee in the year of the disqualifying disposition.

      The “spread” under an ISO, i.e., the difference between the fair market value of the shares at exercise and the exercise price, is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax.

      The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long-term or short-term capital gain or loss treatment depending on whether the shares are held for more than one year and depending on how long the stock has been held since the restrictions lapsed. We do not receive a tax deduction for any such gain.

      Recipients of restricted stock may make an election under Section 83(b) of the Code to recognize as ordinary compensation income in the year that such restricted stock is granted the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long-term or short-term capital gain to the recipient. An election under Section 83(b) of the Code must be made within 30 days from the time the restricted stock is issued.

      The foregoing is only a summary of the current effect of federal income taxation upon the grantee and us with respect to the shares purchased under our 2000 Plan. You should refer to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a grantee’s death or the income tax laws of any municipality, state or foreign country to which the grantee may be subject.

Plan Benefits

      The grant of stock options and shares of restricted stock to executive officers is subject to the discretion of our compensation and stock committee and our board of directors. As of the date hereof, our compensation and stock committee and our board of directors has not determined future awards that may be made under our 2000 Plan. Accordingly, future benefits or amounts received are not determinable at this time.

      OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE PROPOSAL TO AMEND THE 2000 PLAN.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      Our audit committee has selected Deloitte & Touche LLP as our independent auditors for fiscal 2004. We expect that a representative of Deloitte & Touche will be present at the meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

Vote Required and Board of Directors’ Recommendation

      Although it is not required to do so, the board of directors is submitting the audit committee’s selection of our independent auditors for ratification by the stockholders at the meeting in order to ascertain the view of the stockholders regarding such selection. The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the meeting will be required to approve this proposal. Whether the proposal is approved or defeated, the audit committee may reconsider its selection of Deloitte & Touche LLP as our independent auditors for fiscal 2004.

      OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP.

VOTING VIA THE INTERNET OR BY TELEPHONE

For Shares Directly Registered in the Name of the Stockholder

      Stockholders with shares registered directly with American Stock Transfer and Trust Company (“AST”) may vote those shares telephonically by calling AST at (800) 776-9437 (within the U.S. and Canada only, toll-free), or via the Internet at AST’s voting website (http://www.voteproxy.com). Such telephonic and electronic voting via the Internet is permissible under Delaware law.

For Shares Registered in the Name of a Broker or a Bank

      A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by AST for shares registered directly in the name of the stockholder. If your shares are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ voting website (www.proxyvote.com). Such telephonic and electronic voting via the Internet is permissible under Delaware law.

DELIVERY OF VOTING MATERIALS

      To reduce the expenses of delivering duplicate voting materials to our stockholders, we are taking advantage of new householding rules that permit us to deliver only one set of voting materials, meaning the proxy statement and our 2003 annual report, to stockholders who share the same address unless otherwise requested. Each stockholder will receive a separate proxy card or voting instruction form and will therefore retain a separate right to vote on all matters presented at the meeting.

      If you share an address with another stockholder and have received only one set of voting materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate voting materials or request that we only send one set of voting materials to you if you are receiving multiple copies by calling us at: (970) 482-5868 or by writing us at: Atrix Laboratories, Inc., 2579 Midpoint Drive, Fort Collins, Colorado 80525, Attn: Investor Relations.

ANNUAL REPORT

      Our 2003 annual report, which includes our Annual Report on Form 10-K for the year ended December 31, 2003, has been mailed to stockholders along with this proxy statement. We will, upon written request and without charge, provide to any person, solicited hereunder, a copy of our Annual Report on Form 10-K for the year ended December 31, 2003, including financial statements and financial statement schedules, as filed with the SEC. Requests should be addressed to the attention of Investor Relations, 2579 Midpoint Drive, Fort Collins, Colorado 80525.

MATTERS TO BE PRESENTED AT THE 2005

ANNUAL MEETING OF STOCKHOLDERS

      In accordance with Rule 14a-8 under the Exchange Act, any stockholder who intends to submit a proposal at our 2005 annual meeting of stockholders and who wishes to have the proposal considered for inclusion in the proxy statement and form of proxy for that meeting must, in addition to complying with the applicable laws and regulations governing submission of such proposals, deliver the proposal to us for consideration no later than December 6, 2004. Such proposal should be sent to our Corporate Secretary at 2579 Midpoint Drive, Fort Collins, Colorado 80525.

      In addition, our bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by our Corporate Secretary not less than 45 days nor more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the previous year’s annual meeting, and the notice must contain specified information concerning the matters to be brought before the meeting and the stockholder proposing such matters. Therefore, to be presented at our 2005 Annual Meeting, a proposal must be received by our Corporate Secretary on or after January 20, 2005 but no later than February 19, 2005. If a stockholder gives notice of such a proposal after the discretionary vote deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal, if the proposal is allowed to be raised at the meeting — generally without including any disclosure of the proposal in the proxy statement or on the proxy card.

      It is important that proxies be returned promptly. Therefore, stockholders, whether or not they expect to attend the meeting in person, are requested to complete, date, and sign the enclosed form of proxy and return it promptly in the envelope provided for that purpose. By returning your proxy promptly you can help us avoid the expense of follow-up mailings to ensure a quorum so that the meeting can be held. Stockholders who attend the meeting may revoke a prior proxy and vote their proxy in person as set forth in this proxy statement.

For the Board of Directors,

David R. Bethune
Chairman of the Board and
Chief Executive Officer

April 5, 2004

ANNUAL MEETING OF STOCKHOLDERS OF

ATRIX LABORATORIES, INC.

May 2, 2004

Please date, sign and mail
your proxy card in the
envelope provided as soon as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1, 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Proposal to elect the following nominees to the board of directors:

NOMINEES:
☐	FOR ALL NOMINEES	O Mr. David R. Bethune
O Dr. Nicolas Bazan

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

		FOR	AGAINST	ABSTAIN

2.	Proposal to amend our 2000 Stock Incentive Plan to increase by 500,000 the number of shares of common stock reserved for issuance under the Plan:	☐	☐	☐

3.	Proposal for ratification of selection of Deloitte & Touche LLP as the Company’s independent auditors for the year ending December 31, 2004:	☐	☐	☐

4.	In the discretion of such proxies, upon such other business as may properly come before the meeting or any and all postponements, continuations or adjournments thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders dated April 5, 2004 and the proxy statement furnished therewith.

Sign, date and return this proxy card promptly using the enclosed envelope.

Signature of Stockholder Date:	Signature of Stockholder Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

PROXY
ATRIX LABORATORIES, INC.

This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting of Stockholders to
be held May 2, 2004

The undersigned stockholder of Atrix Laboratories, Inc. hereby constitutes and appoints David R. Bethune and Gregory A. Gould and each of them, proxies, with full power of substitution, for and on behalf of the undersigned to vote, as designated below, according the number of shares of our $.001 par value common stock held of record by the undersigned on March 26, 2004, and as fully as the undersigned would be entitled to vote if personally present at our Annual Meeting of Stockholders to be held at The Fort Collins Marriott, 350 East Horsetooth Road, Fort Collins, Colorado on May 2, 2004 at 10 a.m. local time, and at any and all postponements, continuations and adjournments thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned. If properly executed and no direction is made, this proxy will be voted FOR the election of proposed nominees to the board of directors of the Company and FOR each other proposal.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

ATRIX LABORATORIES, INC.

May 2, 2004

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE — Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1, 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Proposal to elect the following nominees to the board of directors:

NOMINEES:
☐	FOR ALL NOMINEES	O Mr. David R. Bethune
O Dr. Nicolas Bazan

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

		FOR	AGAINST	ABSTAIN

2.	Proposal to amend our 2000 Stock Incentive Plan to increase by 500,000 the number of shares of common stock reserved for issuance under the Plan:	☐	☐	☐

3.	Proposal for ratification of selection of Deloitte & Touche LLP as the Company’s independent auditors for the year ending December 31, 2004:	☐	☐	☐

4.	In the discretion of such proxies, upon such other business as may properly come before the meeting or any and all postponements, continuations or adjournments thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders dated April 5, 2004 and the proxy statement furnished therewith.

Sign, date and return this proxy card promptly using the enclosed envelope.

Signature of Stockholder Date:	Signature of Stockholder Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.